Exhibit 99.1

Palomar Holdings, Inc. Reports First Quarter 2020 Results

La Jolla, CA, May 5, 2020 – Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or the “Company”) reported net income of $11.8 million, or $0.48 per diluted share, for the first quarter of 2020 compared to a net loss of $14.4 million, or $(0.85) per diluted share, for the first quarter of 2019. Adjusted net income(1) was $12.3 million, or $0.50 per diluted share, for the first quarter of 2020 as compared to $8.8 million, or $0.52 per diluted share, for the first quarter of 2019.

First Quarter 2020 Highlights

•	Gross written premiums increased by 32.3% to $71.5 million compared to $54.0 million in the first quarter of 2019
•	Net income increased to $11.8 million compared to a net loss of $14.4 million in the first quarter of 2019
•	Adjusted net income(1) increased by 39.5% to $12.3 million compared to $8.8 million in the first quarter of 2019
•	Total loss ratio of 5.4% compared to 1.7% in the first quarter of 2019
•	Combined ratio of 63.6% compared to 193.8% in the first quarter of 2019
•	Adjusted combined ratio(1) of 61.6%, compared to 66.7% in the first quarter of 2019
•	Annualized return on equity of 19.7%, compared to (58.2)% in the first quarter of 2019
•	Annualized adjusted return on equity(1) of 20.6%, compared to 35.7% in the first quarter of 2019

(1)	See discussion of “Non-GAAP and Key Performance Indicators” below.

Mac Armstrong, Chief Executive Officer and Founder, commented, “We currently find ourselves amid extraordinary times produced by the COVID-19 pandemic, our thoughts are with those impacted by the virus and our thanks go to those working in earnest to stem its impact. Since the onset of the pandemic, our first priority has been and remains, the health and safety of our employees and the constituents within the Palomar network. I am proud of our team who seamlessly adapted to a remote work environment providing uninterrupted continuity of service and support to our policyholders and partners. In an effort to further support the challenges potentially facing our insureds, we rapidly implemented a premium grace period to accommodate late payments across all lines of business in all states where we operate. While the risks in our portfolio of specialty property insurance products have not seen a diminution in exposure or hazard, we continue to assess additional methods to potentially help our policyholders and the communities in which they live.”

Mr. Armstrong continued, “When we founded Palomar in 2014, we architected the entire business to withstand severe catastrophe events, and the COVID-19 pandemic may prove to be the greatest catastrophic event in our lifetime. Our deliberate planning encompassed detailed work from home contingency plans, a cloud-based technology infrastructure, an emphasis on holding high quality, liquid fixed income investment securities, and maintaining a debt-free balance sheet that was bolstered by $35.5 million of incremental equity in January. We also architected a comprehensive risk transfer program that would enable us to endure multiple natural catastrophes. These efforts have permitted us to operate effectively from both a market facing and back office standpoint during the current COVID-19 pandemic.

With respect to the first quarter of 2020, we are pleased with the results we generated from both a top and bottom-line perspective. We continued to see strong top line growth driven by an attractive rate environment for our commercial lines offerings and sustained demand and heightened awareness of our personal lines products. The 40% year-over-year growth in adjusted net income resulted in annualized adjusted ROE of 20.6%.

Looking ahead, we are fortunate that our products serve an important and enduring need to consumers and businesses in a way that is generally independent of economic conditions. That said we are by no means impervious to the impact of COVID-19 on the insurance industry, in particular business interruption (“BI”) insurance coverage, claims and legislation. BI is a very modest contributor to our overall exposure and our policies either feature a virus exclusion and require physical damage to the property or require physical damage to the property caused by an earthquake or flood. We are very focused on this evolving dynamic. Our steadfast effort to address COVID-19 will neither reduce our long-term opportunities, nor our intention to expand our product portfolio in a disciplined and profitable fashion.”

Underwriting Results

Gross written premiums increased 32.3% to $71.5 million compared to $54.0 million in the first quarter of 2019, while net earned premiums increased 89.7% compared to the prior year’s first quarter. The Company’s gross written premiums in the first quarter of 2019 included the impact of a new Residential Earthquake partnership in which the Company assumed $6.6 million of in-force premium. Excluding the impact of this 2019 premium assumption, the period over period increase in gross written premiums was 50.8%. Losses and loss adjustment expenses for the first quarter were $1.9 million, which resulted in a 5.4% loss ratio. Loss activity during the first quarter was primarily attributable to attritional loss from applicable products, as well as modest losses from the March 18th Salt Lake City earthquake. The first quarter results include $0.3 million of favorable prior year development. Underwriting income(1) was $12.7 million resulting in a combined ratio of 63.6% compared to an underwriting loss of $17.2 million and a combined ratio of 193.8% during the same period last year. The first quarter of 2020 and 2019 included certain expenses related to the Company’s stock offerings and stock-based compensation. Excluding those items, the Company’s adjusted combined ratio(1) was 61.6% in the first quarter compared to 66.7% in the same period in 2019, and the Company’s adjusted net income(1) during the first quarter increased by 39.5% to $12.3 million compared to $8.8 million in last year’s first quarter.

Investment Results

Net investment income increased by 112% to $2.0 million compared to $1.0 million in the prior year’s first quarter. The year-over-year increase was primarily due to interest income generated from a higher average balance of investments compared to the year prior, with the increase in investments primarily due to the combination of net proceeds received from the Company’s stock offerings and positive cash flows from operations. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "A1/A+." The fixed income investment portfolio had a book yield of 2.85% as of March 31, 2020. Cash and invested assets totaled $320.4 million at March 31, 2020. During the first quarter, the Company recognized realized and unrealized gains of $0.4 million related to its investment portfolio as compared to $2.4 million in last year’s first quarter.

Tax Rate

The effective tax rate for the three months ended March 31, 2020 was 22.3% compared to (1.0)% for the three months ended March 31, 2019. The 2019 first quarter tax rate was significantly impacted by the reduction of the valuation allowance on the Company’s federal deferred tax assets, and addback related to the nondeductible stock compensation charge.

Stockholders’ Equity and Returns

Stockholders' equity was $260.8 million at March 31, 2020, compared to $101.9 million at March 31, 2019. For the three months ended March 31, 2020, the Company’s annualized return on equity was 19.7% compared to (58.2)% for the same period last year. Over the same period, annualized adjusted return on equity(1) decreased to 20.6% from 35.7%. The change in the annualized adjusted return on equity reflects the significant increase in the Company’s stockholders’ equity as a result of raising $122.9 million from stock offerings and earning net income of $36.8 million.

Full Year 2020 Outlook

For the full year 2020, the Company affirms prior guidance of adjusted net income of $50.5 to $53.0 million, equating to a growth rate of 33% to 40% compared to the full year 2019.

Conference Call

As previously announced, Palomar will host a conference call May 6, 2020, to discuss its first quarter 2020 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar First Quarter 2020 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13701399. The telephonic replay will be available until 11:59 pm (Eastern Time) on May 13, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/. The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company and Palomar Specialty Reinsurance Company Bermuda Ltd. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Based in La Jolla, California, the Company is an admitted carrier in 27 states. Palomar Specialty Insurance Company has an A.M. Best financial strength rating of “A-” (Excellent) FSC VIII. To learn more about us, visit www.palomarspecialty.com.

Non-GAAP and Key Performance Indicators

Palomar discusses certain key financial and operating metrics, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non‑GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non‑GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income is a non‑GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the effective tax rate at the end of each period. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non‑GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non‑GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non‑GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Tangible stockholders’ equity is a non‑GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non‑GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events. competitive conditions, and the impact of COVID-19 and related economic conditions, including the Company's assessment of the vulnerability of certain categories of investments to the economic disruptions associated with COVID-19 and legislative or regulatory developments affecting the insurance industry. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended March 31, 2020 and 2019:

	Three months ended
	March 31,			Percent
	2020	2019	Change	Change
	($ in thousands, except per share data)
Revenue:
Gross written premiums	$71,494	54,031	$17,463	32.3%
Ceded written premiums	(29,495)	(26,106)	(3,389)	13.0%
Net written premiums	41,999	27,925	14,074	50.4%
Net earned premiums	34,806	18,350	16,456	89.7%
Commission and other income	738	586	152	25.9%
Total underwriting revenue (1)	35,544	18,936	16,608	87.7%
Losses and loss adjustment expenses	1,863	316	1,547	489.6%
Acquisition expenses	13,046	6,975	6,071	87.0%
Other underwriting expenses	7,951	28,853	(20,902)	(72.4)%
Underwriting income (loss) (1)	12,684	(17,208)	29,892	(173.7)%
Interest expense	—	(429)	429	(100.0)%
Net investment income	2,035	960	1,075	112.0%
Net realized and unrealized gains on investments	440	2,411	(1,971)	(81.8)%
Income (loss) before income taxes	15,159	(14,266)	29,425	(206.3)%
Income tax expense	3,384	145	3,239	NM
Net income (loss)	$11,775	$(14,411)	$26,186	(181.7)%
Adjustments:
Expenses associated with stock offerings and tax restructuring	253	358	(105)	NM
Stock-based compensation expense	442	22,961	(22,519)	NM
Tax impact	(149)	(75)	(74)	NM
Adjusted net income (1)	$12,321	$8,833	$3,488	39.5%
Key Financial and Operating Metrics
Annualized return on equity	19.7%	(58.2)%
Annualized adjusted return on equity	20.6%	35.7%
Loss ratio	5.4%	1.7%
Expense ratio	58.2%	192.1%
Combined ratio	63.6%	193.8%
Adjusted combined ratio (1)	61.6%	66.7%
Diluted earnings per share	$0.48	$(0.85)
Diluted adjusted earnings per share (1)	$0.50	$0.52
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $274,864 in 2020; $211,278 in 2019)	$273,358	$217,151
Equity securities, at fair value (cost: $21,459 in 2020; $21,336 in 2019)	22,876	22,328
Total investments	296,234	239,479
Cash and cash equivalents	23,845	33,119
Restricted cash	314	230
Accrued investment income	1,774	1,386
Premium receivable	34,938	36,237
Deferred policy acquisition costs	26,714	25,201
Reinsurance recoverable on unpaid losses and loss adjustment expenses	13,854	12,952
Reinsurance recoverable on paid losses and loss adjustment expenses	5,168	4,303
Prepaid reinsurance premium	25,644	26,105
Prepaid expenses and other assets	13,603	14,861
Property and equipment, net	811	845
Intangible assets	744	744
Total assets	$443,643	$395,462
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$10,320	$13,555
Reserve for losses and loss adjustment expenses	18,352	16,821
Unearned premiums	137,105	130,373
Ceded premium payable	10,027	11,383
Funds held under reinsurance treaty	2,069	1,658
Income and excise taxes payable	3,917	1,117
Deferred tax liabilities, net	1,033	1,999
Total liabilities	182,823	176,906
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized as of March 31, 2020 and December 31, 2019, respectively, 0 shares issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 24,239,861 and 23,468,750 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	216,334	180,012
Accumulated other comprehensive (loss) income	(1,147)	4,686
Retained earnings	45,631	33,856
Total stockholders' equity	260,820	218,556
Total liabilities and stockholders' equity	$443,643	$395,462

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Gross written premiums	$71,494	$54,031
Ceded written premiums	(29,495)	(26,106)
Net written premiums	41,999	27,925
Change in unearned premiums	(7,193)	(9,575)
Net earned premiums	34,806	18,350
Net investment income	2,035	960
Net realized and unrealized gains on investments	440	2,411
Commission and other income	738	586
Total revenues	38,019	22,307
Expenses:
Losses and loss adjustment expenses	1,863	316
Acquisition expenses	13,046	6,975
Other underwriting expenses (includes stock-based compensation of $442 and $22,961 for the three months ended March 31, 2020 and 2019, respectively)	7,951	28,853
Interest expense	—	429
Total expenses	22,860	36,573
Income (loss) before income taxes	15,159	(14,266)
Income tax expense	3,384	145
Net income (loss)	11,775	(14,411)
Other comprehensive income, net:
Net unrealized gains (losses) on securities available for sale for the three months ended March 31, 2020 and 2019, respectively	(5,833)	2,187
Net comprehensive income (loss)	$5,942	$(12,224)
Per Share Data:
Basic earnings per share	$0.49	$(0.85)
Diluted earnings per share	$0.48	$(0.85)

Weighted-average common shares outstanding:
Basic	24,119,263	17,000,000
Diluted	24,778,608	17,000,000

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended March 31,
	2020		2019
	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$28,756	40.2%	$29,308	54.3%
Commercial All Risk	12,456	17.4%	7,565	14.0%
Commercial Earthquake	10,848	15.2%	6,532	12.1%
Specialty Homeowners	9,845	13.8%	7,780	14.4%
Hawaii Hurricane	2,695	3.8%	2,074	3.8%
Residential Flood	1,526	2.1%	772	1.4%
Other	5,368	7.5%	—	—%
Total Gross Written Premiums	$71,494	100.0%	$54,031	100.0%

	Three Months Ended March 31,
	2020		2019
	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
State
California	$32,751	45.8%	$30,449	56.4%
Texas	15,791	22.1%	10,439	19.3%
Hawaii	3,052	4.3%	2,091	3.9%
Washington	2,606	3.6%	1,594	3.0%
South Carolina	2,410	3.4%	1,669	3.1%
Oregon	2,097	2.9%	1,456	2.7%
North Carolina	1,684	2.4%	740	1.4%
Alabama	1,529	2.1%	1,010	1.9%
Other	9,574	13.4%	4,583	8.3%
Total Gross Written Premiums	$71,494	100.0%	$54,031	100.0%

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended
	March 31,
	2020	2019	Change	% Change
	($ in thousands)
Gross earned premiums	$64,974	$40,892	$24,082	58.9%
Ceded earned premiums	(30,168)	(22,542)	(7,626)	33.8%
Net earned premiums	$34,806	$18,350	$16,456	89.7%

Net earned premium ratio	53.6%	44.9%

Reconciliation of Non‑GAAP Financial Measures

For the three months ended March 31, 2020 and 2019, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended
	March 31,
	2020	2019
	(in thousands)
Total revenue	$38,019	$22,307
Net investment income	(2,035)	(960)
Net realized and unrealized gains on investments	(440)	(2,411)
Underwriting revenue	$35,544	$18,936

Underwriting income (loss)

	Three Months Ended
	March 31,
	2020	2019
	(in thousands)
Income (loss) before income taxes	$15,159	$(14,266)
Net investment income	(2,035)	(960)
Net realized and unrealized gains on investments	(440)	(2,411)
Interest expense	—	429
Underwriting income (loss)	$12,684	$(17,208)

Adjusted net income

	Three Months Ended
	March 31,
	2020	2019
	(in thousands)
Net income (loss)	$11,775	$(14,411)
Adjustments:
Expenses associated with stock offerings and tax restructuring	253	358
Stock-based compensation expense	442	22,961
Tax impact	(149)	(75)
Adjusted net income	$12,321	$8,833

Annualized adjusted return on equity

	Three Months Ended
	March 31,
	2020	2019
	($ in thousands)

Annualized adjusted net income	$49,284	$35,332
Average stockholders' equity	$239,688	$99,101
Annualized adjusted return on equity	20.6%	35.7%

Adjusted combined ratio

	Three Months Ended
	March 31,
	2020	2019
	($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$22,122	$35,558
Denominator: Net earned premiums	$34,806	$18,350
Combined ratio	63.6%	193.8%
Adjustments to numerator:
Expenses associated with stock offerings and tax restructuring	$(253)	$(358)
Stock-based compensation expense	(442)	(22,961)
Adjusted combined ratio	61.6%	66.7%

Diluted adjusted earnings per share

	Three Months Ended
	March 31,
	2020	2019
	($ in thousands, except per share data)

Adjusted net income	$12,321	$8,833
Weighted-average common shares outstanding, diluted	24,778,608	17,000,000
Diluted adjusted earnings per share	$0.50	$0.52

Tangible Stockholders’ equity

	March 31,	December 31,
	2020	2019
	(in thousands)
Stockholders' equity	$260,820	$218,556
Intangible assets	(744)	(744)
Tangible stockholders' equity	$260,076	$217,812